Exhibit 10(b)

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

Jeffrey S. Shuman

The intent of this Separation Agreement and Release of All Claims (“Agreement”) is to mutually and finally resolve all matters relating to your employment with and involuntary separation from Harris Corporation (“Harris”). All disputes between you and Harris have been settled and you have agreed to enter into a full and binding settlement releasing Harris from any and all liability.

1.	Separation Date. Your employment with Harris will end at close of business on August 31, 2012 (your “Separation Date”). Your last day providing services as Senior Vice President, Chief Human Resources and Administrative Officer will be July 23, 2012. From that date until your Separation Date (your “Transition Period”), you agree to remain available to facilitate an orderly transition of your responsibilities, including to answer questions, provide information, attend meetings and perform such other services as reasonably requested. Your employment records will reflect that you are eligible for rehire at Harris.

2.	Transition Period Pay. For services performed during the Transition Period, Harris will continue to pay you your annual base salary at the rate currently in effect (your “Transition Pay”). Your Transition Pay will be paid to you in a lump sum on January 28, 2013 (or if earlier, within ninety (90) days following your death).

3.	Separation Pay. Pursuant to the December 12, 2008 Addendum to your Offer Letter from Harris dated July 5, 2005 (such offer letter and addendum collectively, the “Offer Letter”), as a result of your involuntary separation from Harris you are entitled to a lump sum amount equal to $477,793 (i.e., the aggregate of your current base salary of $425,000 and your pro-rata Fiscal Year 2012 Annual Incentive Plan target of $52,793) (the “Separation Pay”). But for the application of the six-month delay under Section 409A of the Internal Revenue Code (“Section 409A”) due to your status as a Specified Employee (the “Specified Employee Requirement”), your Separation Pay would have been paid to you within sixty (60) days following your separation from service. Due to the Specified Employee Requirement, no separation pay may be paid to you during the period beginning on the date of your separation from service and ending on the date that is six months following the date of your separation from service (or if earlier, on the date of your death). Accordingly, your Separation Pay will be paid to you in a lump sum on January 28, 2013 (or if earlier, within ninety (90) days following your death). You acknowledge and agree that the payment described in this Section 3 is conditional on your timely executing and delivering this Agreement to Harris and not revoking the Release of All Claims set forth herein.

4.	Benefits Coverage. Effective as of the Separation Date, you will cease to be eligible for the employee benefit plans, programs and arrangements maintained by Harris in accordance with the applicable terms thereof. You will be offered the opportunity to elect continued coverage for yourself and your qualifying dependents under the Harris Medical, Dental, Vision Care, and Health Care Spending Account Plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

5.	Vacation Pay. As soon as practicable but no later than thirty (30) days following the Separation Date, Harris will pay you in a lump sum for any unused accrued vacation time as of your Separation Date.

6.	Retirement Plan Participation. Benefit accruals and contributions under the Retirement Plan and Supplemental Executive Retirement Plan, including matching contributions, will end as of your Separation Date; provided, however, that your deferral elections with respect to (i) the lump sum payment to you pursuant to Section 5 of this Agreement with respect to unused accrued vacation and (ii) the compensation, if any, payable to you pursuant to the Fiscal Year 2012 Performance Reward Plan or Fiscal Year 2012 Annual Incentive Plan shall remain in full force and effect.

7.	Performance Reward Plan (PRP). The timing and amount of payment owed to you under the Fiscal Year 2012 PRP will be governed by the terms and conditions of that plan. Payment, if any, will be based on your Fiscal Year 2012 eligible earnings and will be made in September 2012. The separation pay you receive pursuant to this Agreement is not considered eligible earnings for purposes of PRP.

Harris will pay you the lump sum amount you are entitled to receive as a Fiscal Year 2013 PRP payment pursuant to the terms of the PRP. The timing and amount of payment owed to you under the Fiscal 2013 PRP will be governed by that plan. It is currently estimated that such amount will be $1,593.

8.	Annual Incentive Plan (AIP). The timing and amount of payment owed to you under the Fiscal Year 2012 AIP will be governed by the terms and conditions of the AIP. Payment, if any, will be made in September 2012. Payment will be based on the company’s financial results and its assessment of your individual performance against established goals.

Harris will pay you the lump sum amount you are entitled to receive as a Fiscal Year 2013 AIP payment pursuant to the terms of the AIP and this Agreement. The timing and amount of payment owed to you under the Fiscal Year 2013 AIP will be governed by the terms and conditions of the AIP using your Fiscal Year 2012 target as the Fiscal 2013 target.

9.	Stock Options. The vesting (if any) and exercisability of the stock options you hold as of the Separation Date will be governed by the terms of the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of the grant.

10.	Performance Share/Unit Awards. Each outstanding performance share/unit award which you hold as of the Separation Date will, notwithstanding your separation and the terms and conditions initially applicable to such award, remain outstanding and eligible to vest, as if you had remained employed by Harris. Final payout of such performance share/unit awards shall remain subject to adjustment for company financial performance, as of the end of the performance period. Except as modified by the provisions of this Section 10, such awards will continue to be governed by the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of the grant. Dividends will be paid in cash on the performance-adjusted payouts. To the extent payable, such awards will be settled in shares in September following the end of the applicable performance period.

11.	Restricted Unit Awards. Each restricted unit award which you hold as of the Separation Date will, notwithstanding your separation and the terms and conditions initially applicable to such award, remain outstanding and eligible to vest, as if you had remained employed by Harris, as of the completion of the applicable restricted period. Except as modified by the provisions of this Section 11, such awards will continue to be governed by the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of the grant. Such awards will be settled in shares following the end of the applicable restricted period.

12.	Post-Employment Transition Services. During the period from the Separation Date through January 31, 2013, you agree to make yourself available to facilitate an orderly transition of your responsibilities, including to answer questions, provide information, attend meetings and perform such other services as reasonably requested. Such services will be performed on mutually agreed upon dates and shall not unreasonably interfere with your other business or personal activities. As consideration for such services, you will receive a lump sum amount equal to $130,000, payable on February 1, 2013 (or if earlier, within ninety (90) days following your death).

You acknowledge and agree that you will provide such services as an independent contractor of Harris and that following the Separation Date you will not be considered for any purpose to be an employee or agent of Harris or have the authority to speak on behalf of or bind Harris. You further acknowledge and agree that following the Separation Date you will not be eligible for any employee benefit plans, programs or arrangements maintained by Harris, and you expressly disclaim any right to participate in such plans, programs or arrangements.

13.	No Further Benefits. Unless otherwise expressly provided herein or pursuant to applicable employee compensation or benefit arrangements, you will not be entitled to any pay, compensation, severance, insurance, or employment benefits from Harris after your Separation Date. You acknowledge and agree that the payments and benefits specified under this Agreement satisfy in their entirety any and all obligations of Harris to you under your Offer Letter, the Harris Corporation Severance Pay Plan, any other severance program, policy or arrangement maintained by Harris or otherwise.

14.	Executive Change in Control Severance and Indemnification Agreements; Resignation from Office. You acknowledge that effective as of the Separation Date, based on this Agreement and the consideration you receive pursuant hereto, and notwithstanding any provision therein to the contrary, the Amended and Restated Executive Change in Control Severance Agreement between you and Harris dated December 17, 2008 (the “Severance Agreement”) and the Indemnification Agreement between you and Harris dated October 28, 2005 (the “Indemnification Agreement”) are terminated in their entirety by mutual agreement and no longer have any force or effect. Notwithstanding the foregoing, obligations of Harris under the Indemnification Agreement with respect to your activity prior to the Separation Date shall continue in accordance with Section 15 of the Indemnification Agreement. You agree that no later than the Separation Date you will resign from any offices, directorships, committee memberships or other positions you hold with Harris or any of its affiliates. You agree to execute any documents provided by Harris to effectuate your resignation from such offices, directorships, committee memberships or other positions.

15.	Releasees. For purposes of this Agreement, “Releasees” include Harris and its affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

16.	Release of All Claims. You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from, any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held, against any Releasee, arising out of any matter whatsoever (except for breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

a.	Arising out of or in any way related to your employment with or separation from Harris, or any contract or agreement between you and Harris;

b.	Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act, as amended (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); the Florida Civil Rights Act or any other fair employment practice statute(s) of any state;

c.	Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

d.	Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time on or prior to the date this Agreement is executed.

17.	Filing an Action Despite Release. You agree that you will not file a civil action, lawsuit or administrative proceeding against any Releasee with respect to any of the Claims released herein (this does not include claims which, by law, cannot be waived). This provision prohibits you from recovering monetary or other relief in any legal proceeding brought by you or on your behalf, but does not apply to or limit your right to initiate or participate in an EEOC or other administrative proceeding in which you do not seek personal relief. This provision also does not preclude you from bringing suit to challenge the validity or enforceability of this Agreement under the ADEA, as amended by the OWBPA.

18.	Return of Property. You agree that, no later than your Separation Date, you will return to Harris all company information and property, in whatever form, including but not limited to documents, records, reports, notebooks, drawings, photographs, technical data, credit cards, keys, equipment, computer software, supplies, or other information or property containing confidential or proprietary information of Harris or its affiliates, and you agree that you will not retain copies of same. You further certify that, no later than your Separation Date, you will permanently delete from your personal computers, tablets or storage devices any and all documents and/or information relating to Harris and its affiliates.

19.	Confidentiality. In addition to your agreement to return company information and property to Harris, you acknowledge that, while employed by Harris, you had access to, acquired and/or assisted in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of Harris or its affiliates, including without limitation: research projects; manufacturing processes; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of Harris or its affiliates, including salaries; and other information of a similar confidential nature not available to the public. You agree to keep confidential and not to disclose or use such confidential or proprietary information without the written consent of Harris or until such time as the information becomes public knowledge. You further agree not to use or disclose such confidential or proprietary information to solicit business directly or indirectly on behalf of any subsequent employer from any present or prospective customer(s) of Harris or its affiliates. You understand that these obligations continue even after you leave Harris’ employ.

20.	Non-Solicitation. Commencing on the date hereof and continuing through August 31, 2014, you agree that you will not (personally or through any person or entity) solicit, recruit, encourage, or induce any employees, directors, consultants, contractors, subcontractors or agents to leave the employ or service of Harris or any of its divisions, subsidiaries or affiliates, either on your own behalf or on behalf of any other person or entity. You also agree that this restriction is reasonable and necessary for the protection of Harris’ legitimate business interests and that a violation of this restriction will cause irreparable harm to Harris.

21.	Standards of Business Conduct. You acknowledge that you have read and understand Harris’ Standards of Business Conduct and that you do not have any information or knowledge as to non-compliance with, or violation of, the policies and standards set forth therein.

22.	Non-Disparagement. You agree that you will not criticize, disparage, defame, or otherwise attempt to impugn the character, integrity or reputation of Releasees or the products or services of Harris and its affiliates (verbally, in writing or otherwise), nor will you unlawfully interfere with any of the business relationships of Harris and its affiliates.

23.	Breach of Agreement. If you file or permit to be filed any civil action, lawsuit, or administrative proceeding against any Releasee seeking personal legal or equitable relief in connection with any matter relating to your employment with or separation from Harris, breach the restrictive covenants applicable to you under this Agreement or otherwise breach a provision of this Agreement, in addition to any other rights, remedies, or defenses Harris or the other Releasees may have, Harris may: (1) immediately terminate this Agreement, if still in effect, without further obligation or liability to you of any kind; (2) recover from you the aggregate dollar value of all pay, insurance, and other benefits provided to you following the Separation Date; and (3) recover from you all damages, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Harris or the other Releasee(s) in defending such civil action, lawsuit or administrative proceeding or in connection with such breach. You further agree that any breach or threatened breach by you, intentional or otherwise, of the non-solicitation or other provisions of this Agreement will entitle Harris, in addition to other available remedies, to a temporary or permanent injunction or any other appropriate degree of specific performance (without bond or security being required) in order to enjoin such breach or threatened breach.

24.	No Admission of Liability. By entering into this Agreement, Harris does not admit to, and expressly denies, any liability or wrongdoing. In addition, you acknowledge and agree that this Agreement may not be used as evidence to claim or prove any alleged wrongdoing by Harris, other than failure to comply with the terms of this Agreement.

25.	Acknowledgement of ADEA Rights. You acknowledge as follows:

a.	You are advised to consult with an attorney or other representative of your choice prior to signing this Agreement;

b.	By executing this Agreement, you waive all rights or claims, if any, that you have or may have against any Releasee under the ADEA, as amended by the OWBPA, and under any state or local laws prohibiting age discrimination;

c.	You are waiving rights and claims that you may have under the ADEA in exchange for consideration that is additional to anything of value to which you are already entitled;

d.	You are not waiving rights and claims that you may have under the ADEA that may arise after the date this Agreement is signed;

e.	You fully understand this Agreement and are signing it voluntarily and of your own free will;

f.	You received this Agreement on or prior to your Separation Date, and you have up to 21 calendar days from that date to consider whether to sign it;

g.	If you wish to sign this Agreement prior to the expiration of the 21-day period explained above, you may do so;

h.	You have 7 calendar days following the date you sign this Agreement to revoke your release of claims under the ADEA, and your release of such claims will not become effective until the revocation period has expired without your revoking it (at which time it will become fully enforceable and irrevocable); and

i.	To revoke your release of claims under the ADEA, you must deliver to Harris (via both U.S. mail and facsimile), within the 7-day revocation period, a signed written statement that you revoke your release of claims under the ADEA. The revocation must be postmarked within the period stated above and addressed to:

Scott T. Mikuen

Vice President, General Counsel and Secretary

Harris Corporation

1025 W NASA Blvd

Melbourne, Florida 32919

Facsimile No. 321-727-9616

If you revoke your release of claims under the ADEA, you understand that you will not be entitled to receive the separation pay and other benefits described herein.

26.

Section 409A. This Agreement will be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A (“409A Penalties”). In the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. In addition, in the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A, each payment of separation pay or other amount, or provision of benefits, pursuant to this Agreement will constitute a “separately identified” amount within the meaning of Treasury Reg. §1.409A-2(b)(2). Notwithstanding the foregoing, no particular tax result with respect to any income recognized in connection with this Agreement is guaranteed, and under no circumstances will Harris be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with Section 409A.

27.	Entire Understanding. This Agreement constitutes the entire agreement between you and Harris with respect to the subjects addressed herein. However, this Agreement is not intended to supersede the provisions of your Harris Employee Agreement dated August 15, 2005, a copy of which has been provided to you, or any other obligations you may have regarding confidentiality, non-disclosure, intellectual property, ownership of inventions, non-competition and/or non-solicitation pursuant to any agreement with Harris.

28.	Withholding. Notwithstanding any other provision of this Agreement, Harris may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

29.	Successors and Assigns. This Agreement will be binding in all respects upon, and will inure to the benefit of, the parties’ representatives, heirs, executors, successors, and assigns.

30.	Governing Law. The validity and interpretation of this Agreement will be governed by Florida law without giving effect to principles of conflicts of law. The parties stipulate that jurisdiction and venue will lie exclusively in Brevard County, Florida or the United States District Court for the Middle District of Florida for any action involving the validity, interpretation and enforcement of this Agreement, for any claim for breach of this Agreement, and for damages or any other relief sought under this Agreement.

31.	Severability. If any of the provisions herein are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination will not affect the enforceability of the other provisions herein.

32.	Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

33.	Burden of Proof. Any party contesting the validity or enforceability of any term of this Agreement will be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation, or mistake of fact or law.

34.	Counterparts and Telecopies. This Agreement may be executed in counterparts or by copies transmitted electronically, all of which have the same force and effect as the original.

PLEASE READ AND CAREFULLY CONSIDER THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING BUT NOT LIMITED TO THOSE MADE UNDER FEDERAL, STATE, AND/OR LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

YOU AFFIRM AND ACKNOWLEDGE THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, HARRIS HAS PAID YOU ANY AND ALL WAGES, BONUSES, COMMISSIONS, INCENTIVES, SEVERANCE PAY, AND/OR VACATION PAY OWED TO YOU AS A RESULT OF YOUR EMPLOYMENT BY HARRIS, AND YOU AGREE THAT NO SUCH FURTHER PAYMENTS OR AMOUNTS ARE OR WILL BE OWED.

Agreed to:

Employee:	Harris Corporation

/s/ Jeffery S. Shuman	By:	/s/ Daniel R. Pearson
Signature	Name: Daniel R. Pearson
Title: Executive Vice President, Chief Operating Officer

Jeffery S. Shuman	Date: August 21, 2012
Print Name

Date: August 21, 2012

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